EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

INVESTORS SAVINGS BANK,

INVESTORS BANCORP, INC.,

INVESTORS BANCORP, MHC

And

SUMMIT FEDERAL SAVINGS BANK,

SUMMIT FEDERAL BANKSHARES, INC.,

SUMMIT FEDERAL BANKSHARES, MHC

Dated as of August 3, 2007

TABLE OF CONTENTS

ARTICLE I
CERTAIN DEFINITIONS

Exhibit A	Form of Merger Agreement Relating to the Bank Merger
Exhibit B	Form of Merger Agreement Relating to the MHC Merger

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 3, 2007, is by and between (i) Investors Savings Bank, a New Jersey savings bank (“Investors Bank”), Investors Bancorp, Inc., a Delaware corporation (“Investors Bancorp”), Investors Bancorp, MHC, a New Jersey mutual holding company (“Investors MHC”), and (ii) Summit Federal Savings Bank, a Federal savings bank (“Summit Savings”), Summit Federal Bankshares, Inc., a Federal corporation (“Summit Bankshares”), and Summit Federal Bankshares, MHC, a Federal mutual holding company (“Summit MHC”). Each of Investors Bank, Investors Bancorp, Investors MHC, Summit Savings, Summit Bankshares and Summit MHC is sometimes individually referred to herein as a “party,” and Investors Bank, Investors Bancorp, Investors MHC, Summit Savings, Summit Bankshares and Summit MHC are collectively sometimes referred to as the “parties.”

RECITALS

1. Investors MHC owns a majority of the issued and outstanding capital stock of Investors Bancorp, which owns all of the issued outstanding capital stock of Investors Bank. Each of Investors Bank, Investors Bancorp and Investors MHC has its principal offices located in Short Hills, New Jersey.

2. Summit MHC owns all of the issued and outstanding capital stock of Summit Bankshares, which owns all of the issued and outstanding capital stock of Summit Savings. Each of Summit Savings, Summit Bankshares and Summit MHC has its principal offices located in Summit, New Jersey.

3. The Board of Directors of each party deems it advisable and in its best interests, including with respect to Investors, the depositors of Investors Bank and the stockholders of Investors Bancorp, and with respect to Summit Savings, the members of Summit MHC, for Summit MHC to merge with and into Investors MHC with Investors MHC as the surviving entity, for Summit Bankshares to merge with and into Investors Bancorp (or a wholly-owned subsidiary of Investors Bancorp), with Investors Bancorp as the surviving entity, and for Summit Savings to merge with and into Investors Bank with Investors Bank as the surviving entity, all pursuant to the terms, conditions and procedures set forth in this Agreement.

4. The parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement; and

5. In consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.01 Definitions

Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment or supplement hereto, which constitutes a “plan of merger” between the Investors Parties and the Summit Parties.

“Applications” means the applications to be filed with the appropriate Regulatory Authorities requesting approval or nonobjection of the transactions described in this Agreement.

“Banking Act” means the New Jersey Banking Act of 1948, as amended.

“Bank Merger” means the merger of Summit Savings with and into Investors Bank with Investors Bank as the surviving entity. The Bank Merger shall follow the MHC Merger and the Mid-Tier Merger.

“Bank Merger Effective Date” means the date as of which the OTS endorses the articles of combination as to the Bank Merger, or such other date specified in the endorsement of the articles of combination by the OTS, or if as of the Bank Merger Effective Date Investors Bank is a New Jersey chartered savings bank, the date that the Certificate evidencing stockholder approval of the Bank Merger is filed with the Department.

“Board of Directors” means the Board of Directors of Summit MHC, Summit Bankshares, Summit Savings, Investors Bancorp, Investors Bank or Investors MHC, as applicable.

“Closing Date” means the date determined by Investors, in consultation with and upon no less than five (5) days prior written notice to Summit Bankshares, but in no event later than fifteen (15) business days after the last condition precedent pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date as to which the parties shall mutually agree.

“Commissioner” means the Commissioner of Banking and Insurance of the State of New Jersey, and includes the Department as appropriate.

“Department” means the New Jersey Department of Banking and Insurance.

“DGCL” means the Delaware General Corporation Law.

“Environmental Law” means any Federal or state law, statute, rule, regulation, code, judgment, common law or agreement with any Federal or state governmental authority, and any decree, injunction or order entered with or by any governmental authority that is binding upon Summit relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (ii) human health or safety, or (iii) exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Material, in each case as amended and now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank.

“GAAP” means generally accepted accounting principles as in effect at the relevant date and consistently applied.

“Hazardous Material” means any substance (whether solid, liquid or gas) that is detrimental to human health or safety or to the environment and currently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, friable asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“HOLA” the Home Owners’ Loan Act.

“Investors” means the Investors Parties and/or any direct or indirect Subsidiary of such entities.

“Investors Bank” means Investors Savings Bank, a New Jersey chartered, stock savings bank, having its principal place of business located at 101 JFK Parkway, Short Hills, New Jersey, and as appropriate shall include Investors Savings Bank as a federal savings bank if Investors Bank converts to a federal savings bank charter.

“Investors Bancorp” means Investors Bancorp, Inc., a Delaware corporation having its principal place of business located at 101 JFK Parkway, Short Hills, New Jersey.

“Investors MHC” means Investors Bancorp, MHC, a New Jersey chartered mutual holding company having its principal place of business located at 101 JFK Parkway, Short Hills, New Jersey, and as appropriate shall include Investors Bancorp, MHC as a federally chartered mutual holding company following either the conversion of Investors Savings to a federal savings bank or the election by Investors Savings under Section 10(l) of the HOLA to be treated as a savings association for purposes of holding company regulation.

“Investors Disclosure Schedules” means the Disclosure Schedules delivered by Investors to Summit pursuant to Article III of this Agreement.

“Investors Financials” means (i) the audited consolidated financial statements of Investors Bancorp as of June 30, 2006 and 2005 and for the three years ended June 30, 2006, including the notes thereto, included in Securities Documents filed by Investors Bancorp, and (ii) the unaudited interim consolidated financial statements of Investors Bancorp as of each calendar quarter following June 30, 2006 included in Securities Documents filed by Investors Bancorp.

“Investors Parties” means Investors Bank, Investors Bancorp and Investors MHC.

“Investors Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Investors Bancorp, and includes Investors Bank, except that it does not include any corporation the stock of which is held in the ordinary course of the lending activities of Investors Bank.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to a Party (including references to such Party being aware of a particular matter) means those facts that are known or should have been known by the executive officers and directors of such Party, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by that Party.

“Material Adverse Effect” shall mean, with respect to Investors or Summit, any adverse effect on its assets, financial condition or results of operations which is material to its assets, financial condition or results of operations on a consolidated basis, except for any material adverse effect caused by (i) any change in the value of the assets resulting from a change in interest rates generally, (ii) any individual or combination of changes occurring after the date hereof in any Federal or state law, rule or regulation or in GAAP, which change(s) affect(s) financial institutions and/or their holding companies generally, or (iii) expenses incurred in connection with this Agreement and the transactions contemplated hereby.

“Member Proxy Statement” means the proxy statement, if any, together with any supplements thereto, transmitted by Summit Savings and/or Summit MHC to the members of Summit MHC in connection with any membership vote that may be required by the OTS with respect to the transactions contemplated by this Agreement.

“Mergers” shall mean collectively the Bank Merger, the MHC Merger and the Mid-Tier Merger, and any other mergers by interim corporate entities necessary to effectuate the transactions contemplated by this Agreement.

“MHC Merger” means the merger of Summit MHC with and into Investors MHC, with Investors MHC as the surviving entity.

“Mid-Tier Merger” means the merger of Summit Bankshares with and into Investors Bancorp (or a wholly-owned subsidiary of Investors Bancorp) with Investors Bancorp as the surviving entity, which shall follow the MHC Merger.

“Mid-Tier Merger Effective Time” shall mean the date and time upon which the certificate of merger is filed with the Delaware Officer of the Secretary of State, or as otherwise stated in the certificate of merger, in accordance with the DGCL.

“OTS” means the Office of Thrift Supervision.

“Participation Facility” shall have the meaning given to such term in Section 3.14(b) of this Agreement.

“Person” means any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Regulatory Agreement” has the meaning given to that term in Section 3.11(b) of this Agreement.

“Regulatory Authority” or “Regulatory Authorities” means any agency or department of any Federal or state government having supervisory jurisdiction over the parties and the transactions contemplated by this Agreement, including without limitation the OTS and its staff, and unless Investors Bank converts to an OTS chartered institution on or before the Merger Effective Date, shall include the FDIC and the Commissioner.

“Right” means any warrant, option, right, convertible security or other capital stock equivalent that obligates an entity to issue its securities.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“Securities Documents” means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

“Securities Laws” means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

“Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held as security by either Investors Bank or Summit Savings, as the case may be, in the ordinary course of their lending activities.

“Summit” means the Summit Parties and/or any direct or indirect Subsidiary of such entities.

“Summit Bankshares” means Summit Federal Bankshares, Inc., a Federal corporation having its principal place of business located at 393 Springfield Avenue, Summit, New Jersey 07901.

“Summit Bankshares Common Stock” means the common stock of Summit Bankshares described in Section 3.02(a).

“Summit Disclosure Schedules” means the Disclosure Schedules delivered by Summit to Investors pursuant to Article III of this Agreement.

“Summit Employee Plan” has the meaning given to that term in Section 3.12 of this Agreement.

“Summit Financials” means (i) the audited consolidated financial statements of Summit Bankshares as of December 31, 2006 and 2005 and for the three years ended December 31, 2006, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Summit Bankshares as of each calendar quarter following December 31, 2006.

“Summit MHC” means Summit Federal Bankshares, MHC, a Federal mutual holding company having its principal place of business located at 393 Springfield Avenue, Summit, New Jersey 07901.

“Summit Parties” means Summit Savings, Summit Bankshares and Summit MHC.

“Summit Regulatory Reports” means the Thrift Financial Reports of Summit Savings and accompanying schedules, as filed with the OTS, for each calendar quarter beginning with the quarter ended December 31, 2006, through the Closing Date, and all Annual, Quarterly and Current Reports filed on Form H- (b) 11 with the OTS by Summit Bankshares and Summit MHC from December 31, 2006 through the Closing Date.

“Summit Savings” means Summit Federal Savings Bank, a federally chartered savings bank having its principal place of business located at 393 Springfield Avenue, Summit, New Jersey 07901.

“Summit Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Summit Bankshares, and includes Summit Savings, except that it does not include any corporation the stock of which is held in the ordinary course of the lending activities of Summit Savings.

ARTICLE II
THE MERGER AND RELATED MATTERS

Section 2.01 Effects of Merger; Surviving Institutions.

The Mergers will be effected as follows:

(a) The Bank Merger. Summit Savings shall merge with and into Investors Bank with Investors Bank as the surviving entity pursuant to the merger agreement substantially in the form of Exhibit A hereto. The separate existence of Summit Savings shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of Summit Savings shall be transferred to and assumed by Investors Bank as the surviving entity in the Bank Merger, without further act or deed, all in accordance with the HOLA, and regulations of the OTS, and if applicable the Banking Act. As a result of the Bank Merger, each holder of a deposit account in Summit Savings as of the Merger Effective Date shall have the same rights and privileges in Investors Bank as if the deposit account had been established at Investors Bank, and all deposit accounts established at Summit Savings prior to the Merger Effective Date shall confer on a depositor the same rights and privileges in Investors Bank as if such deposit account had been established at Investors Bank on the date established at Summit Savings, including without limitation for purposes of any subscription rights in any future conversion of Investors MHC to stock form.

(b) The MHC Merger. Summit MHC shall merge with and into Investors MHC with Investors MHC as the surviving entity pursuant to the merger agreement substantially in the form of Exhibit B hereto. The separate existence of Summit MHC shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of Summit MHC shall be transferred to and assumed by Investors MHC as the surviving entity in the MHC Merger, without further act or deed, all in accordance with the HOLA, and regulations of the OTS. As a result of the MHC Merger, each holder of a deposit account in Summit Savings as of the Merger Effective Date shall have the same rights and privileges in Investors MHC as if such deposit account had been established at Investors Bank, and all deposit accounts established at Summit Savings prior to the Merger Effective Date shall confer on a depositor the same rights and privileges in Investors MHC as if such deposit account had been established at Investors Bank on the date established at Summit Savings, including without limitation for purposes of any subscription rights in any future conversion of Investors MHC to stock form.

(c) The Mid-Tier Merger. Summit Bankshares shall merge with and into Investors Bancorp, or a to-be-formed, wholly owned subsidiary thereof, with Investors Bancorp (or its wholly-owned subsidiary) as the surviving entity pursuant to this Agreement. The separate existence of Summit Bankshares shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of Summit Bankshares shall be transferred to and assumed by Investors Bancorp (or its wholly-owned subsidiary) as the surviving entity in the Mid-Tier Merger, without further act or deed, all in accordance with the DGCL and/or the HOLA, and regulations of the OTS, as applicable.

(d) Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Investors Bancorp may, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, modify the structure of the transactions described in this Section 2.01, and the parties shall enter into such alternative transactions, so long as (i) there are no adverse tax consequences to any of the stockholders of Summit Bankshares or member of Summit MHC as a result of such modification, and (ii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals required under Section 6.01.

Section 2.02 Effect on Outstanding Shares of Investors Bancorp Common Stock.

At and after the Mid-Tier Merger Effective Time, each share of Investors Bancorp Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Investors Bancorp and shall not be affected by the Merger, and each share of Investors Bank Common Stock issued and outstanding immediately prior to the Mid-Tier Effective Time shall remain an issued and outstanding share of Common Stock of Investors Bank and shall not be affected by the Merger.

Section 2.03 Additional Director.

As of the Bank Merger Effective Date, Richard Petroski shall be appointed to the Board of Directors of Investors MHC, Investors Bancorp, and Investors Bank. Mr. Petroski will be eligible to participate in the benefit plans as set forth in Investors Disclosure Schedule 2.03. Following Mr. Petroski’s retirement from these Boards of Directors, William V. Cosgrove will be appointed to the Board of Directors of Investors MHC, Investors Bancorp and Investors Bank.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SUMMIT

Summit represents and warrants to Investors that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the Summit Disclosure Schedules delivered to Investors on the date hereof, and except as to any representation or warranty which relates to a specific date. Summit has made a good faith effort to ensure that the disclosure on each schedule of the Summit Disclosure Schedules corresponds to the section reference herein. However, for purposes of the Summit Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

Section 3.01 Organization

(a) Summit MHC is a Federal mutual holding company organized, validly existing and in good standing under the laws of the United States, and is duly registered as a savings and loan holding company under the HOLA. Summit MHC has full power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Summit. Summit MHC has no subsidiary other than Summit Bankshares and Summit Savings.

(b) Summit Bankshares is a Federal corporation organized, validly existing and in good standing under the laws of the United States, and is duly registered as a savings and loan holding company under the HOLA. Summit Bankshares has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Summit. Other than shares of capital stock in Summit Savings and its subsidiaries, as identified below (collectively, the “Summit Subsidiaries”), Summit Bankshares does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity.

(c) Summit Savings is a Federal savings bank organized, validly existing and in good standing under the laws of the United States. Summit Savings is the only Summit Subsidiary. The deposits of Summit Savings are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Summit Savings.

(d) Summit Savings is a member in good standing of the FHLB of New York and owns the requisite amount of stock therein.

(e) The respective minute books of Summit MHC, Summit Bankshares and Summit Savings accurately records, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees) through the date of this Agreement.

(f) Prior to the date of this Agreement, Summit has made available to Investors true and correct copies of the charters and bylaws of Summit Savings, Summit Bankshares and Summit MHC.

Section 3.02 Capitalization

(a)  The authorized capital stock of Summit Bankshares consists of ten million (10,000,000) shares of common stock, $0.10 par value (“Summit Bankshares Common Stock”), and one million (1,000,000) shares of Preferred Stock, $0.10 par value (the “Summit Preferred Stock”). There are one hundred (100) shares of Summit Bankshares Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, all of which are held by Summit MHC. There are no shares of Summit Bankshares Preferred Stock issued and outstanding. There are no shares of Summit Bankshares Common Stock held by Summit Bankshares as treasury stock. Neither Summit Bankshares nor any Summit Subsidiary has or is bound by any Right of any character relating to the purchase, sale, issuance or voting of, or right to receive dividends or other distributions on, any shares of Summit Bankshares Common Stock, or any other security of Summit Bankshares or any Summit Subsidiary, or any securities representing the right to vote, purchase or otherwise receive any shares of Summit Bankshares Common Stock or any other security of Summit Bankshares.

(b)  Summit MHC owns all of the issued and outstanding shares of Summit Bankshares Common Stock, free and clear of any lien or encumbrance. Except for shares of Summit Bankshares Common Stock (and any equity interests that may be attributed to Summit MHC due to its ownership of Summit Bankshares Common Stock), Summit MHC does not possess, directly or indirectly, any equity interest in any corporation.

(c)  The authorized capital stock of Summit Savings consists of ten million (10,000,000) shares of common stock, $0.10 par value, and one million (1,000,000) shares of Preferred Stock, $0.10 par value. There are one hundred (100) shares of Summit Savings common stock outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, and all of which are owned by Summit Bankshares free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

Section 3.03 Authority; No Violation

(a) Summit has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Summit and the completion by Summit of the transactions contemplated hereby have been duly and validly approved by the requisite vote of each Board of Directors of the Summit Parties, by Summit MHC as the sole stockholder of Summit Bankshares and by Summit Bankshares as the sole stockholder of Summit Savings, and, except for any required approval from the members of Summit MHC, no other proceedings on the part of the Summit Parties are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Summit and, subject, if required, to the approval of the members of Summit MHC and the receipt of the required approvals of the Regulatory Authorities, constitutes the valid and binding obligations of Summit, enforceable against Summit in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to Summit Savings, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

(b) Subject to the receipt of approvals from the Regulatory Authorities and the compliance by Summit and Investors with any conditions contained therein,

(A) the execution and delivery of this Agreement by Summit,

(B) the consummation of the transactions contemplated hereby, and

(C) compliance by Summit with any of the terms or provisions hereof,

will not: (i) conflict with or result in a material breach of any provision of the charters or bylaws of any of the Summit Parties or the certificate of incorporation of any Summit Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Summit Parties or any of the properties or assets of the Summit Parties; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Summit under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Summit is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (iii) above, for violations which, individually or in the aggregate, would not have a Material Adverse Effect on Summit.

Section 3.04 Consents

Except for the consents, waivers, approvals, filings and registrations from or with the Regulatory Authorities and compliance with any conditions contained therein, and the approval, if required, of the members of Summit MHC, no consents, waivers or approvals of, or filings or registrations with, any public body or governmental authority are necessary, and, to the best knowledge of Summit, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by Summit, and (b) the completion by Summit of the transactions described in this Agreement.

Section 3.05 Summit Regulatory Reports and Financial Statements

(a) Summit has previously made available to Investors the Summit Regulatory Reports. The Summit Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the consolidated financial position, results of operations and changes in stockholders’ equity of each of the Summit Parties as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

(b) Summit has previously made available to Investors the Summit Financials. The Summit Financials (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial condition, results of operations and cash flows of Summit Bankshares as of and for the respective periods ending on the dates thereof and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated therein.

(c) At the date of each balance sheet included in the Summit Financials or the Summit Regulatory Reports, Summit did not have, and will not have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Summit Financials or Summit Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies that are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies that are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

Section 3.06 Taxes

Summit Bankshares and the Summit Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Summit has duly filed all Federal, state and material local tax returns required to be filed by or with respect to it on or prior to the date hereof (all such returns being accurate and correct in all material respects) and has duly paid or has made provisions for the payment of, all material Federal, state and local taxes which have been incurred by or are due or claimed to be due from Summit by any taxing authority or pursuant to any written tax sharing agreement on or prior to the date hereof other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Summit, and no claim has been made by any authority in a jurisdiction where Summit does not file tax returns that Summit is subject to taxation in that jurisdiction. Summit has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Summit has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder, and Summit has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

Section 3.07 No Material Adverse Effect

Summit has not suffered any Material Adverse Effect since December 31, 2006.

Section 3.08 Contracts

(a) Except as set forth in Summit Disclosure Schedule 3.08(a), Summit is not a party to or subject to:

(i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of Summit except for “at will” arrangements;

(ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Summit;

(iii) any collective bargaining agreement with any labor union relating to employees of Summit;

(iv) any agreement which by its terms limits the payment of dividends by Summit Savings or Summit Bankshares;

(v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Summit is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers’ acceptances, advances from the FHLB of New York, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “Federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Investors; or

(vi) any contract (other than this Agreement) limiting the freedom, in any material respect, of Summit to engage in any type of banking or bank-related business in which Summit is permitted to engage under applicable law as of the date of this Agreement.

(b) True and correct copies of agreements, plans, contracts, arrangements and instruments referred to in Section 3.08(a), have been made available to Investors on or before the date hereof, are listed in and attached to Summit Disclosure Schedule 3.08(a) and are in full force and effect on the date hereof, and Summit (nor, to the knowledge of Summit, any other party to any such contract, plan, arrangement or instrument) has not materially breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument. Except as set forth in the Summit Disclosure Schedule 3.08(b), no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the execution of, and the transactions contemplated by, this Agreement. None of the employees (including officers) of Summit possesses the right to terminate his/her employment and receive or be paid (or cause Summit to accrue on his/her behalf) benefits solely as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. No plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which Summit is a party or under which Summit may be liable contains provisions which permit any employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in Summit Disclosure Schedule 3.08(b), no such agreement, plan, contract, or arrangement provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Summit or upon the occurrence of a subsequent event.

Section 3.09 Ownership of Property; Insurance Coverage.

(a) Summit has good and, as to real property, marketable title to all material assets and properties owned by Summit in the conduct of its business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Summit Regulatory Reports and in the Summit Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of New York, inter-bank credit facilities, or any transaction by Summit acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Summit, as lessee, has the right under valid and subsisting leases of real and personal properties used by Summit in the conduct of its businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in Summit Disclosure Schedule 3.09(a), such existing leases and commitments to lease constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the Summit Financials.

(b) With respect to all material agreements pursuant to which Summit has purchased securities subject to an agreement to resell, if any, Summit has a lien or security interest (which to the knowledge of Summit is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c) Summit currently maintains insurance considered by Summit to be reasonable for its operations, in accordance with good business practice. Summit has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Summit under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years Summit has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. Summit Disclosure Schedule 3.09(c) identifies all policies of insurance maintained by Summit.

Section 3.10 Legal Proceedings.

Except as disclosed in Summit Disclosure Schedule 3.10, Summit is not a party to any, and there are no pending or, to the best of the knowledge of Summit, threatened legal, administrative, arbitration or other proceedings, actions or governmental investigations of any nature (i) against Summit, (ii) to which the assets of Summit are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Summit to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Summit.

Section 3.11 Compliance With Applicable Law

(a) Each Summit Party holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its businesses under, and has complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Federal, state or local governmental authority relating to it, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its business nor otherwise have a Material Adverse Effect on Summit. Each Summit Party, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how and tangible or intangible proprietary information or material that are material to the business of Summit.

(b)  Each Summit Party is in substantial compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices. The most recent regulatory rating given to Summit Savings as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

(c) Without limiting the foregoing, Summit Savings and each of Summit Subsidiary is operating in compliance with: (i) the federal Bank Secrecy Act, as amended, (the “USA Patriot Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law, statute, rule or regulation, and (ii) applicable privacy or customer information requirements contained in any federal or state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. The board of directors of Summit Savings and each of its Subsidiaries that qualifies as a “financial institution” under applicable anti-money laundering laws has (x) adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification certification procedures that has not been deemed ineffective by any Regulatory Authority and that meets the requirements of Section 352 of the USA Patriot Act and the regulations thereunder, and (y) during the past three years, implemented such anti-money laundering mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied with, applicable anti-money laundering laws.

(d) Summit has not received any notification or communication from any Regulatory Authority (i) asserting that Summit is not in material compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Summit; (iii) requiring or threatening to require Summit, or indicating that Summit may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Summit, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of Summit, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Summit has not consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to Summit Savings as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

Section 3.12 ERISA.

(a) Summit Disclosure Schedule 3.12(a) contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Summit (hereinafter collectively referred to as the “Summit Employee Plans” and individually as a “Summit Employee Plan”). If such plan, contract, agreement or arrangement is funded through a trust or third party funding vehicle, such as an insurance contract, the Summit Disclosure Schedule 3.12 (a) includes such trust or other funding arrangement.

(b) Each of the Summit Employee Plans complies in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws; and there has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) for which no statutory exemption exists under Section 408(b) of ERISA or Section 4975(d) of the IRC or for which no administrative exemption has been granted under Section 408(a) of ERISA.

(c) Except as set forth in Summit Disclosure Schedule 3.12(c), no liability, other than PBGC premiums arising in the ordinary course of business, has been or is expected by Summit to be incurred with respect to any Summit Employee Plan which is a defined benefit plan subject to Title IV of ERISA (“Summit Defined Benefit Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Summit or any entity which is considered one employer with Summit under Section 4001(b)(1) of ERISA or Section 414 of the IRC (an “ERISA Affiliate”) (such plan hereinafter referred to as an “ERISA Affiliate Plan”). To the Knowledge of Summit, except as set forth in Summit Disclosure Schedule 3.12(c), no Summit Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. Except as set forth in Summit Disclosure Schedule 3.12(c), the fair market value of the assets of each Summit Defined Benefit Plan exceeds the present value of the benefits guaranteed under Section 4022 of ERISA under such Summit Defined Benefit Plan as of the end of the most recent plan year with respect to the respective Summit Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Summit Defined Benefit Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Summit Defined Benefit Plan within the 12-month period ending on the date hereof. Except as set forth in Summit Disclosure Schedule 3.12(c), Summit has not provided, nor is required to provide, security to any Summit Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the IRC or pursuant to ERISA. To the Knowledge of Summit, and except as set forth in Summit Disclosure Schedule.3.12(c), there is no pending investigation or enforcement action by any Bank Regulator with respect to any Employee Plan or any ERISA Affiliate Plan.

(d) Each Summit Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a “Qualified Plan”) has received a favorable determination letter from the IRS, and Summit is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of Summit, threatened litigation, administrative action or proceeding relating to any Summit Employee Plan. There has been no announcement or commitment by Summit to create an additional Summit Employee Plan, or to amend any Summit Employee Plan, except for amendments required by applicable law; and, except as specifically identified in Summit Disclosure Schedules, Summit does not have any obligations for post-retirement or post-employment benefits under any Summit Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals. With respect to each Summit Employee Plan, Summit has supplied to Investors a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, if required to be filed, (B) such Summit Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such Summit Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such Summit Employee Plan, if the Summit Employee Plan is subject to Title I of ERISA, and (E) the most recent determination letter issued by the IRS if such Employee Plan is a Qualified Plan. All accrued contributions and other payments required to be made by Summit or Summit Savings to any Summit Employee Plan through the date hereof, have been made or reserves adequate for such purposes, as of the date hereof, have been set aside therefore and reflected in Summit consolidated financial statements to the extent required by GAAP, and Summit has expensed and accrued as a liability the present value of future benefits under each Summit Employee Plan for financial reporting purposes to the extent required by GAAP. Summit has no commitment to create any additional Summit Employee Plan except as may be contemplated herein, or to materially modify, change or renew any existing Summit Employee Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof or as otherwise may be required by law.

(e) No compensation payable by Summit to any of its employees under any Summit Employee Plan (including by reason of the transactions contemplated hereby) will be subject to disallowance under Section 162(m) of the IRC.

(f) Except as set forth on Summit Disclosure Schedule 3.12(f), Summit does not have any liability for any post-retirement health, medical or similar benefit of any kind whatsoever, except as required by statute or regulation. With respect to any benefit set forth on Summit Disclosure Schedule 3.12(f), such schedule identifies the method of funding and the funded status of such benefit.

(g) All Summit Employee Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the IRC and Sections 601-609 of ERISA and with the certification of prior coverage and other requirements of Sections 701-702 and 711-713 of ERISA.

Section 3.13 Brokers, Finders and Financial Advisors

Except as set forth in Summit Disclosure Schedule 3.13, neither Summit, nor any of its officers, directors, employees or agents, has engaged or retained any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the Summit Financials.

Section 3.14 Environmental Matters

(a) To the Knowledge of Summit, neither the conduct nor operation of their business nor any condition of any property currently or previously owned or operated by any Summit Party or any Summit Subsidiary (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon any Summit Party or any of Summit Subsidiary. To the Knowledge of Summit, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to any Summit Party or any Summit Subsidiary by reason of any Environmental Laws. No Summit Party nor any Summit Subsidiary has received any written notice from any Person that any Summit Party or any Summit Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them is currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Hazardous Materials (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon any Summit Party or any Summit Subsidiary.

(b) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Summit’s Knowledge, threatened, before any court, governmental agency or other forum against any Summit Party or any Summit Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Materials, whether or not occurring at or on a site owned, leased or operated by any of the Summit Parties or any Summit Subsidiary.

Section 3.15 Loan Portfolio.

(a) Except as set forth in Summit Disclosure Schedule 3.15, Summit is not a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases and credit enhancements) (collectively, “Loans”) the unpaid principal balance of which exceeds $50,000 and as to which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest. To the knowledge of Summit, all of the Loans originated and held currently and at the Merger Effective Date by Summit, and any other Loans purchased and held currently and at the Merger Effective Date by Summit, were solicited, originated and exist, and will exist at the Merger Effective Date, in material compliance with all applicable loan policies and procedures of Summit. Summit Disclosure Schedule 3.15 sets forth as of March 31, 2007, (i) all of the Loans that as of the date of this Agreement are classified by Summit as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, and (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Summit that as of the date of this Agreement are classified as such, together with the aggregate principal amount of such Loans by category, it being understood that no representation is being made that the OTS would agree with the loan classifications contained in Summit Disclosure Schedule 3.15. Summit shall promptly inform Investors in writing of any Loan the original principal balance of which exceeds $50,000 that becomes classified in the manner described in this Section 3.15, or any Loan the classification of which is materially and adversely changed at any time after the date of this Agreement. The information with respect to the Loans furnished to Investors by Summit is true and complete in all material respects.

(b) The allowance for possible losses reflected in the audited statement of condition of Summit Savings at December 31, 2006 was, and the allowance for possible losses shown on the balance sheets of Summit Savings for periods ending after December 31, 2006 as reflected in the Regulatory Reports have been and will be adequate, as of the dates thereof, under GAAP.

Section 3.16 [Intentionally left blank]

Section 3.17 Related Party Transactions

Except as disclosed in Summit Disclosure Schedule 3.17, Summit is not a party to any transaction (including any loan or other credit accommodation but excluding deposit transactions in the ordinary course of business) with an Affiliate. Except as disclosed in Summit Disclosure Schedule 3.17, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to an Affiliate is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Summit has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

Section 3.18 Deposits

None of the deposits of Summit is a “brokered” deposit as defined in 12 U.S.C. Section 1831f(g).

Section 3.19 Derivative Transactions

Summit has not entered into any future or option contracts, exchange rate swaps, caps or floors, or other interest rate or exchange rate risk management instruments or arrangements.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF INVESTORS

Investors represents and warrants to Summit that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the Investors Disclosure Schedules delivered by Investors on the date hereof, and except as to any representation or warranty that relates to a specific date. Investors has made a good faith effort to ensure that the disclosure on each schedule of the Investors Disclosure Schedules corresponds to the section referenced herein. However, for purposes of the Investors Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

Section 4.01 Organization

(a) Investors MHC is a mutual holding company organized, validly existing and in good standing under the laws of New Jersey, and is duly registered as a bank holding company. Investors MHC has full power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Investors MHC.

(b) Investors Bancorp is a corporation organized, validly existing and in good standing under the laws of Delaware, and is duly registered as a bank holding company. Investors Bancorp has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Investors Bancorp.

(c) Investors Bank is a savings bank organized, validly existing and in good standing under the laws of the State of New Jersey. The deposits of Investors Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Investors Bank. Each Investors Subsidiary is identified in exhibits to Investors Bancorp’s Form 10-K for the fiscal year ended June 30, 2006, filed with the SEC, and is a corporation organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

(d) Investors Bank is a member in good standing of the FHLB of New York and owns the requisite amount of stock therein.

(e) Prior to the date of this Agreement, Investors has made available to Summit true and correct copies of the certificates of incorporation and bylaws of Investors MHC, Investors Bancorp, and Investors Bank.

Section 4.02 Capitalization

(a)  The authorized capital stock of Investors Bancorp consists of 200,000,000 shares of common stock, $0.01 par value (“Investors Bancorp Common Stock”), and 50,000,000 shares of Preferred Stock, $0.01 par value (the “Investors Bancorp Preferred Stock”). There are 110,835,952 shares of Investors Bancorp Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of Investors Bancorp Preferred Stock issued and outstanding. There are 5,439,736 shares of Investors Bancorp Common Stock held by Investors Bancorp as treasury stock. Neither Investors Bancorp nor any Investors Subsidiary has or is bound by any Right of any character relating to the purchase, sale, issuance or voting of, or right to receive dividends or other distributions on, any shares of Investors Bancorp Common Stock, or any other security of Investors Bancorp or any Investors Subsidiary, or any securities representing the right to vote, purchase or otherwise receive any shares of Investors Bancorp Common Stock or any other security of Investors Bancorp, other than as set forth in the Investors Disclosure Schedule 4.02(a).

(b)  Investors MHC owns 63,099,781 shares of Investors Bancorp Common Stock, free and clear of any lien or encumbrance. Except as disclosed in Investors Disclosure Schedule 4.02(b) and except for shares of Investors Bancorp Common Stock (and any equity interests that may be attributed to Investors MHC due to its ownership of Investors Bancorp Common Stock), Investors MHC does not possess, directly or indirectly, any equity interest in any corporation.

(c) The authorized capital stock of Investors Bank consists of five million (5,000,000) shares of common stock, $2.00 par value, and no shares of Preferred Stock. There are two-hundred fifty thousand (250,000) shares of Investors Bank common stock outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, and all of which are owned by Investors Bancorp free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

 Section 4.03 Authority; No Violation

(a) Investors has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Investors and the completion by Investors of the transactions contemplated hereby have been duly and validly approved by the requisite vote of each Board of Directors of the Investors Parties, and by Investors Bancorp in its capacity as sole stockholder of Investors Bank, and no other corporate proceedings on the part of Investors are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Investors and, subject to receipt of the required approvals of Regulatory Authorities described in Section 4.03 hereof, constitutes the valid and binding obligation of Investors, enforceable against Investors in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

(b) Subject to the receipt of approvals from the Regulatory Authorities and the compliance by Summit and Investors with any conditions contained therein,

(A) the execution and delivery of this Agreement by Investors,

(B) the consummation of the transactions contemplated hereby, and

(C) compliance by Investors with any of the terms or provisions hereof,

will not: (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Investors MHC or Investors Bancorp, or the certificate of incorporation or bylaws of Investors Bank or any Investors Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Investors or any Investors Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Investors under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Investors is a party, or by which it or any of its properties or assets may be bound or affected, except in the case of clause (iii) above, for violations which individually or in the aggregate would not have a Material Adverse Effect on Investors.

Section 4.04 Consents

Except for consents, waivers, approvals, filings and registrations from or with the Regulatory Authorities, and compliance with any conditions contained therein, and the approval of this Agreement, if necessary, by the members of Summit MHC, no consents, waivers or approvals of, or filings or registrations with, any public body or governmental authority are necessary, and no consents, waivers or approvals of, or filings or registrations with, any third parties are necessary in connection with (a) the execution and delivery of this Agreement by Investors, and (b) the completion by Investors of the transactions contemplated hereby.

Section 4.05 Investors Financial Statements

(a) Investors Bancorp has previously made available to Summit the Investors Financials. The Investors Financials (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial condition, results of operations and cash flows of Investors Bancorp as of and for the respective periods ending on the dates thereof and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated therein, or in the case of unaudited statements, as permitted by Form 10-Q.

(b) At the date of each balance sheet included in the Investors Financials, Investors did not have, and will not have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Investors Financials or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies that are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies that are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

Section 4.06 Material Adverse Effect

Investors has not suffered any Material Adverse Effect since December 31, 2006.

Section 4.07 Legal Proceedings

Investors is not a party to any, and there are no pending or, to the best of Investors’ knowledge, threatened legal, administrative, arbitration or other proceedings, actions or governmental investigations of any nature (i) against Investors, (ii) to which Investors’ assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Investors to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Investors.

Section 4.08 Compliance With Applicable Law

(a) Each Investors Party holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its businesses under, and has complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Federal, state or local governmental authority relating to it, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses nor otherwise have a Material Adverse Effect on Investors.

(b) Each Investors Party is in substantial compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices. The most recent regulatory rating given to Investors Bank as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

(c)  Without limiting the foregoing, Investors Bank and each Investors Subsidiary is operating in compliance with: (i) the “USA Patriot Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law, statute, rule or regulation, and (ii) applicable privacy or customer information requirements contained in any federal or state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. The board of directors of Investors Bank and each of its Subsidiaries that qualifies as a “financial institution” under applicable anti-money laundering laws has (x) adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification certification procedures that has not been deemed ineffective by any Regulatory Authority and that meets the requirements of Section 352 of the USA Patriot Act and the regulations thereunder, and (y) during the past three years, implemented such anti-money laundering mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied with, applicable anti-money laundering laws.

(d)  Investors has not received any notification or communication from any Regulatory Authority: (i) asserting that Investors is not in compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Investors; (iii) requiring or threatening to require Investors, or indicating that Investors may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Investors; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Investors, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Investors has not consented to or entered into any currently effective Regulatory Agreement.

Section 4.09 Investors Benefit Plans

(a)  Investors has made available to Summit a complete and accurate list of all pension, retirement, group insurance, and other employee benefit plans and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements with respect to any present employees of Investors (hereinafter collectively referred to as the “Investors Employee Plans” and individually as a “Investors Employee Plan”). Each of the Investors Employee Plans complies in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws.

(b)  No Investors Employee Plan which is subject to Title IV of ERISA (each such plan shall be referred to herein as an “Investors Pension Plan”) had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; and, except as disclosed in Investors Bancorp, Inc.’s Form 10-K for the Year Ended June 30, 2006 the fair market value of the assets of each Investors Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Investors Pension Plan as of the end of the most recent plan year with respect to the respective Investors Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Investors Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Investors Pension Plan within the 12-month period ending on the date hereof.

(c)  Each Investors Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC has received a favorable determination letter from the IRS, and Investors is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to Investors’ knowledge, threatened litigation, administrative action or proceeding relating to any Investors Employee Plan.

Section 4.10 Securities Documents

Investors Bancorp has made available to Summit copies of its (i) annual reports on Form 10-K for the years ended June 30, 2006 and 2005, (ii) a quarterly report on Form 10-Q for the quarters ended March 31, 2007, and (iii) proxy materials used in connection with its most recent meeting of stockholders (the availability of the preceding documents will be assumed if such documents are filed on EDGAR). Such reports and such proxy materials, at the time filed, did not contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

Section 4.11 Environmental Matters

(a) To the Knowledge of Investors, neither the conduct nor operation of their business nor any condition of any property currently or previously owned or operated by any Investors Party or any Investors Subsidiary (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon any Investors Party or any of Investors Subsidiary. To the Knowledge of Investors, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to any Investors Party or any Investors Subsidiary by reason of any Environmental Laws. No Investors Party nor any Investors Subsidiary has received any written notice from any Person that any Investors Party or any Investors Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Hazardous Materials (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon any Investors Party or any Investors Subsidiary.

(b) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Investors’ Knowledge, threatened, before any court, governmental agency or other forum against any Investors Party or any Investors Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Materials, whether or not occurring at or on a site owned, leased or operated by any of the Investors Parties or any Investors Subsidiary.

Section 4.12 Loan Portfolio

To the knowledge of Investors, all of the Loans originated and held currently and at the Merger Effective Date by Investors Bank, and any other Loans purchased and held currently and at the Merger Effective Date by Investors Bank, were solicited, originated and exist, and will exist at the Merger Effective Date, in material compliance with all applicable loan policies and procedures of Investors. The allowance for possible losses reflected in the audited statement of condition of Investors Savings at June 30, 2006 was, and the allowance for possible losses shown on the balance sheets of Investors Savings for periods ending after June 30, 2006 as reflected in the Regulatory Reports have been and will be adequate, as of the dates thereof, under GAAP.

ARTICLE V
COVENANTS OF THE PARTIES

Section 5.01 Conduct of the Business of Summit

(a) From the date of this Agreement to the Closing Date, Summit will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies in existence on the date hereof, except as otherwise required or contemplated by this Agreement or with the written consent of Investors Bank. Summit will use its reasonable good faith efforts to (i) preserve its business organizations intact, (ii) maintain good relationships with its employees, and (iii) preserve the goodwill of its customers and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by Investors in writing (which approval will not be unreasonably delayed or withheld) or as contemplated or required by this Agreement, no Summit Party will:

(i) amend or change any provision of its certificate of incorporation, charter, or bylaws;

(ii) change the number of authorized or issued shares of its capital stock or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock or redeem or otherwise acquire any shares of capital stock, except that;

(iii) except as permitted by this Agreement, grant or agree to pay any bonus, severance or termination payment to, enter into or amend, or take any action (other than executing this Agreement) that would trigger obligations under, any employment agreement, severance agreement, supplemental executive agreement, or similar agreement or arrangement with any of its directors, officers or employees, or increase in any manner the compensation or fringe benefits of any employee, officer or director, except for salary increases in the ordinary course of business consistent with past practice or as may be required pursuant to legally binding commitments existing on the date hereof set forth in Summit Disclosure Schedules 3.08 and 3.12;

(iv) enter into or, except as may be required by law or permitted by the terms of this Agreement, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice; or materially amend any Summit Employee Plan other than amendments that are required by law to be made prior to the Merger Effective Date, or amendments required by the terms of this Agreement;

(v) merge or consolidate Summit with any other corporation; sell or lease all or any substantial portion of the assets or business of Summit; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Summit and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by Summit of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(vi) sell or otherwise dispose of the capital stock of Summit or sell or otherwise dispose of any asset of Summit other than in the ordinary course of business consistent with past practice; subject any asset of Summit to any lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, FHLB of New York advances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “Federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(vii) take any action which would result in any of the representations and warranties of Summit set forth in Article III of this Agreement becoming untrue as of any date after the date hereof (except as to any representation or warranty which specifically relates to an earlier date) or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law;

(viii) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating Summit;

(ix) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Summit is a party, other than in the ordinary course of business, consistent with past practice;

(x) purchase any security for its investment portfolio not rated “A” or higher by either Standard & Poor’s Corporation or Moody’s Investor Services, Inc, or with a remaining term to maturity of more than five (5) years;

(xi) make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or group of affiliated borrowers that is inconsistent with existing lending policies and past practices;

(xii) enter into, renew, extend or modify any other transaction with any Affiliate;

(xiii) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or, except in the ordinary course of business and consistent with past practice, take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xiv) except for the execution of, and as otherwise provided in or contemplated by, this Agreement, take any action that would give rise to a right of payment to any individual under any employment agreement, or take any action that would give rise to a right of payment to any individual under any Summit Employee Plan;

(xv) make any change in policies with regard to the extension of credit, the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or in GAAP or by applicable regulatory authorities;

(xvi) make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(xvii) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(xviii) incur any non-deposit liability in excess of $500,000 other than in the ordinary course of business consistent with past practice; or

(xix) agree to do any of the foregoing.

(b) For purposes of this Section 5.01, unless provided for in a business plan, budget or similar document delivered to Investors prior to the date of this Agreement, it shall not be considered in the ordinary course of business for Summit to do any of the following: (i) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $500,000, other than pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, sales of previously purchased government guaranteed loans, or transactions in the investment securities portfolio by Summit or repurchase agreements made, in each case, in the ordinary course of business consistent with past practice; or (ii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Summit of more than $25,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof.

Section 5.02 Access; Confidentiality

(a) Summit shall permit Investors and its representatives reasonable access to its properties and make available to them all books, papers and records relating to the assets, properties, operations, obligations and liabilities of Summit, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) (other than minutes of any confidential discussion of this Agreement and the transactions contemplated hereby), and stockholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Investors may have a reasonable interest (provided that Summit shall not be required to provide access to any information that would violate its attorney-client privilege or any employee or customer privacy policies, laws or regulations). Summit shall make its respective officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Investors and its representatives. Summit Savings shall provide in a timely manner to Investors Bank’s officer in charge of retail banking copies of current rate sheets for all deposit and loan products. Summit shall permit Investors, at its expense, to cause a “Phase I Environmental Audit” and a “Phase II Environmental Audit” to be performed at any physical location owned or occupied by Summit.

(b) Investors agrees to conduct such investigations and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

(c) In addition to the access permitted by subparagraph (a) above, from the date of this Agreement through the Closing Date, Summit shall permit employees of Investors Bank reasonable access to information relating to problem loans, loan restructurings and loan work-outs of Summit Savings.

Section 5.03 Regulatory Matters and Consents

(a) Investors will, in consultation with Summit, prepare all Applications (including the Member Proxy Statement, if required) and make all filings for, and use its best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities or other Persons necessary or advisable to consummate the transactions contemplated by this Agreement. Investors will provide Summit copies of all Applications prior to filing for the purpose of enabling Summit to review and comment on the same. The parties shall cooperate with each other with respect to the preparation of any required Member Proxy Statement.

(b) Summit will furnish Investors with all information concerning Summit as may be necessary or advisable in connection with any Application or filing made by or on behalf of Investors to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

(c) Investors and Summit will promptly furnish the other with copies of all material written communications to, or received by them from any Regulatory Authority regarding the transactions contemplated hereby, except for information filed by either party that is designated confidential.

(d) Investors will use its best efforts to obtain all necessary regulatory approvals to effectuate the transactions contemplated by this Agreement and related exhibits and appendices.

(e) Summit will use its best efforts to cooperate with Investors to obtain all necessary regulatory approvals to effectuate the transactions contemplated by this Agreement and related exhibits and appendices.

(f) The parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities. Investors will furnish Summit Bankshares and its counsel with copies of all Applications prior to filing with any Regulatory Authority and provide Summit Bankshares a reasonable opportunity to provide changes to such Applications, and copies of all Applications filed by Investors.

(g) Summit and Investors will cooperate with each other in the foregoing matters and will furnish the responsible party with all information concerning it and its subsidiaries as may be necessary or advisable in connection with any Application or filing made by or on behalf of Investors or Summit to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects. In connection therewith, each party will provide certificates and other documents reasonably requested by the other.

Section 5.04 Taking of Necessary Action

Investors and Summit shall each use its best efforts in good faith to:

(i) furnish such information as may be required in connection with the preparation of the documents referred to in Section 5.03 of this Agreement; and

(ii) take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Merger and the transactions contemplated by this Agreement, including, without limitation;

(A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby (including assignment of leases without any material change in terms), provided that Summit shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Investors; and

(B)  requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Mergers pursuant to this Agreement; provided that nothing herein contained shall preclude Investors or Summit from exercising its rights under this Agreement.

Section 5.05 Certain Agreements

(a) For a period of six years from the Bank Merger Effective Date, and to the fullest extent permitted by law, Investors agrees to indemnify, defend and hold harmless each present and former director and officer of each Summit Party (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees and expenses), liabilities, judgments or amounts paid in settlement (with the approval of Investors, which approval shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the Bank Merger Effective Date (a “Claim”) in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of a Summit Party, regardless of whether such Claim is asserted or claimed prior to, at or after the Closing Date, to the fullest extent to which directors and officers of Summit are entitled under Federal law, or any Summit charter and bylaws, or other applicable law as in effect on the date hereof (and Investors shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the maximum extent permissible by law, or Summit’ charters and bylaws; provided, that the person to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined by a Regulatory Authority or by a court of competent jurisdiction that such person is not entitled to indemnification). All rights to indemnification in respect of a Claim asserted or made within the period described in the preceding sentence shall continue until the final disposition of such Claim.

(b) Any Indemnified Party wishing to claim indemnification under Section 5.05, upon learning of any Claim, shall promptly notify Investors, but the failure to so notify shall not relieve Investors of any liability it may have to such Indemnified Party except to the extent that such failure materially prejudices Investors. In the event of any Claim, (i) Investors shall have the right to assume the defense thereof (with counsel reasonably satisfactory to the Indemnified Party) and shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except that, if Investors elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Investors and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and Investors shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received, provided further that Investors shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (ii) the Indemnified Parties will cooperate in the defense of any such Claim and (iii) Investors shall not be liable for any settlement effected without its prior written consent (which consent shall not unreasonably be withheld).

(c) In the event Investors or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not continue or survive such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Investors assume the obligations set forth in this Section 5.05.

(d) The provisions of this Section 5.05 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. Investors will consider the purchase of a “tail” policy on the current directors’ and officers’ insurance policy maintained by Summit.

Section 5.06 Duty to Advise; Duty to Update the Summit Disclosure Schedules

Summit shall promptly advise Investors of any change or event having a Material Adverse Effect on Summit or which Summit believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Summit shall update the Summit Disclosure Schedules as promptly as practicable after the occurrence of an event or fact that, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Summit Disclosure Schedules. The delivery of such updated Summit Disclosure Schedule shall not relieve Summit from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 6.03(c) hereof.

Section 5.07 Conduct of Investors’ Business

(a) From the date of this Agreement to the Closing Date, Investors will use its best efforts to preserve its business organizations intact, maintain good relationships with employees, and preserve for itself the goodwill of customers of Investors. From the date of this Agreement to the Closing Date, Investors will not

(i) amend its charter or bylaws in any manner inconsistent with the prompt and timely consummation of the transactions contemplated by this Agreement;

(ii) take any action that would result in any of the representations and warranties of Investors set forth in Article IV of this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law;

(iii) take any action that would or is reasonably likely to adversely affect or materially delay the receipt of the necessary approvals from the Regulatory Authorities;

(iv) take action that would or is reasonably likely to materially and adversely affect Investors’ ability to perform its covenants and agreements under this Agreement;

(v) take any action that would result in any of the conditions to the transactions contemplated by this Agreement not being satisfied; or

(vi) agree to do any of the foregoing.

Section 5.08 Board and Committee Minutes

The Summit Parties shall each provide to Investors, within ten (10) days after any meeting of their respective Board of Directors, or any committee thereof, or any senior management committee, a copy of the minutes of such meeting, except that with respect to any meeting held within ten (10) days of the Closing Date, such minutes shall be provided to each party prior to the Closing Date. Summit may exclude from the minutes matters (i) relating to merger negotiations, or (ii) relating to discussions of Summit of possible breaches of this Agreement by Investors.

Section 5.09 Undertakings by the Parties

(a) From and after the date of this Agreement:

(i) Outside Service Bureau Contracts. If requested to do so by Investors, Summit Savings shall use its best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to Summit Savings, on terms and conditions mutually acceptable to Summit Savings and Investors Bank;

(ii) Board Meetings. Each of the Summit Parties shall permit a representative of Investors to attend meetings of their Boards of Directors or the Executive Committees thereof (provided that they shall not be required to permit the Investors representative to remain present during any confidential discussion of the Agreement and the transactions contemplated thereby);

(iii) List of Nonperforming Assets. Summit Savings shall provide Investors Bank, within twenty (20) days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (v) and impaired loans); and

(iv) Reserves and Merger-Related Costs. On or before the Merger Effective Date, and at the request of Investors, Summit Savings shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of Summit Savings to those of Investors Bank (as such practices and methods are to be applied to Investors Bank from and after the Closing Date) and Investors Bank’s plans with respect to the conduct of the business of Summit Savings following the Mergers and otherwise to reflect expenses related to the Mergers and costs incurred by Summit Savings, provided, however, that no accrual or reserve made by Summit Savings or any Summit Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or constitute a termination event within the meaning of Section 7.01(b) hereof.

(v)  Members Meeting. If required by the OTS, Summit MHC shall submit this Agreement and/or the Mergers contemplated herein to its members for approval, and the Board of Directors of Summit MHC shall recommend approval of this Agreement to the members of Summit MHC.

(b) From and after the date of this Agreement, Investors and Summit shall each:

(i) Filings and Approvals. Cooperate with the other in the preparation and filing, as soon as practicable, of (A) the Applications, (B) any required Member Proxy Statement, (C) all other documents necessary to obtain any other approvals and consents required to effect the completion of the Merger and the transactions contemplated by this Agreement, and (D) all other documents contemplated by this Agreement;

(ii) Public Announcements. Cooperate and cause their respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to stockholders, internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary, provided that the disclosing party notifies the other party reasonably in advance of the timing and contents of such disclosure;

(iii) Maintenance of Insurance. Maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

(iv) Maintenance of Books and Records. Maintain books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered; and

(v) Taxes. File all Federal, state, and local tax returns required to be filed by them on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due.

Section 5.10 Employee and Termination Benefits; Directors and Management

(a) Employees and Employee Benefits. Except as otherwise provided in this Section 5.10, as of or after the Bank Merger Effective Date, and at Investors’ election and subject to the requirements of the IRC and ERISA, the Summit Employee Plans may continue to be maintained separately, consolidated, or terminated, provided that if any Summit Employee Plan is terminated, Continuing Employees (as defined below) who were participants in such Summit Employee Plan shall be eligible to participate in any Investors Employee Plan of a similar character (to the extent that one exists) without any gap in coverage. Investors may request that Summit terminate or freeze any Summit Employee Plan that is a tax-qualified plan under Section 401(a) of the IRC, effective as of the Closing Date, by notice in writing issued to Summit no later than ninety (90) days, in the case of a defined benefit pension plan, and no later than thirty (30) days, in the case of a defined contribution plan, prior to the Closing Date. Summit employees who are participants in such Summit Employee Plan(s) and who continue employment with Investors (“Continuing Employees”) shall receive credit for service with Summit Savings for purposes of eligibility and vesting determination but not for benefit accrual purposes in any Investors Employee Plan for which such persons are eligible. It is the intention of Investors to permit Continuing Employees to participate in the Investors Employee Plans that are tax-qualified plans immediately following the Closing Date, however, nothing herein shall be construed to require Continuing Employees to receive a benefit accrual or contribution under a Summit Employee Plan and an Investors Employee Plan of the same type in for same year if such Summit Employee Plan has not been terminated. In the event of termination of any Summit Employee Plan that is tax-qualified under Section 401(a) of the IRC, Summit, prior to the Bank Merger Effective Date, or Investors, after the Bank Merger Effective Date, shall as soon as practicable apply for a favorable determination letter from the IRS with respect to such termination and shall not distribute the accrued benefit or account balances under such Summit Employee Plan, other than those distributions required by law, until receipt of such favorable determination letter. If the Summit qualified defined benefit pension plan is amended, frozen, terminated or otherwise curtailed (collectively, a "modification"), the right of each participant who has attained age 55 on or before the Closing Date to early retirement benefits under that plan, including specifically the subsidized early retirement benefit available to participants at or after age 60, shall be preserved as if such modification had not occurred. For purposes of determining the participant's eligibility for such early retirement benefits under the Summit pension plan, the participant shall receive credit for employment by Investors after the Closing Date, and the participant's age shall be determined as of his or her termination of employment by Investors, it being the intention of the parties that the participant may "grow in" to the subsidized early retirement benefit whether or not the pension plan is modified.

(b) In the event of any termination or consolidation of any Summit health, disability or life insurance plan with any Investors health, disability or life insurance plan, Investors shall make available to Continuing Employees and their dependents employer-provided health, disability or life insurance coverage on the same basis as it provides such coverage to Investors employees. Unless a Continuing Employee affirmatively terminates coverage under a Summit health, disability or life insurance plan prior to the time that such Continuing Employee becomes eligible to participate in the Investors health, disability or life insurance plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Summit health, disability or life insurance plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health, disability or life insurance plans, programs and benefits common to all employees of Investors and their dependents. Preexisting conditions will be subject to the provisions provided under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). A Continuing Employee’s service with Summit Savings shall also apply for purposes of satisfying any waiting periods, actively-at-work requirements, and evidence of insurability requirements. Continuing Employees who become covered under a Investors health plan shall be required to satisfy the deductible limitations of the Investors health plan for the plan year in which coverage commences, without offset for deductibles satisfied under the Summit health plan, except to the extent Summit or such Continuing Employee shall provide substantiation in a form satisfactory to Investors, of the dollar amount of such deductibles that have been satisfied for such Continuing Employees. In the event of a termination or consolidation of any Summit health plan, terminated Summit employees and qualified beneficiaries will have the right to continued coverage under group health plans of Investors in accordance with IRC Section 4980B(f) and ERISA Sections 601-609, consistent with the provisions of subsection (c) below. In the event of a termination of or consolidation of any Summit health plan with any Investors health plan, Continuing Employees will be required to seek reimbursement of claims arising prior to the Merger Effective Date from the Summit health plan and shall not be entitled to seek reimbursement of claims arising prior to the Bank Merger Effective Date from the Investors health plan.

(c)  Except as specifically set forth in this Section 5.10(e), nothing contained in this Agreement shall be construed to grant a contract of employment to any employee of Summit who becomes an employee of Investors. Following the Bank Merger Effective Date, it is the intention of Investors Bank to retain all Summit Savings employees at no less than their salaries in effect as of the date of this Agreement, with adjustments in positions and title to reflect the Mergers. Any Summit employee whose employment is terminated involuntarily (other than for cause) within one year of the Bank Merger Effective Date shall receive a lump sum severance payment from Summit Savings or Investors equal to two weeks pay at the rate then in effect, for each full year of employment with Summit Savings, up to a maximum of twelve weeks. Such Summit employees will have the right to continued health coverage under group health plans of Investors in accordance with IRC Section 4980B(f) and ERISA Sections 601-609.

(d) Effective as of the Closing Date, Investors Savings shall establish the Summit, New Jersey Advisory Board (the “Advisory Board”). Each person who serves on the Board of Directors of Summit Savings (except for the director who will join the Investors Boards of Directors pursuant to Section 2.03 of this Agreement) or is a Director Emeritus of Summit Savings both on the date of this Agreement and immediately prior to the Bank Merger Effective Date, shall be appointed to the Advisory Board effective immediately following the Bank Merger Effective Date. The Advisory Board shall meet quarterly, and each advisory board member shall receive an annual advisory board fee of $24,000. The Advisory Board shall be continued for a period of at least one year, although it is the intent of Investors Bank to maintain the Advisory Board for a five-year period.

(e) Investors Bancorp or Investors Bank will offer an employment agreement to William V. Cosgrove substantially in the form attached to Investors Disclosure Schedule 5.10(e). Investors Bank will offer Change in Control Agreements to the following Summit Savings employees: Janice Brody, Lisa James, Eric Benson and Anabella Portee. Such agreements shall be substantially in the form attached to Investors Disclosure Schedule 5.10(e).

(f) Investors and Summit Savings shall honor all obligations of Summit to Ms. Janice Brody and to Messrs. Cosgrove, and Petroski under the Summit Supplemental Executive Retirement Plan, a copy of which is attached to Summit Disclosure Schedule 5.10(f). Each executive currently participating in the Summit Supplemental Executive Retirement Plan shall receive an annual benefit equal to the amount, and at the time, set forth in Summit Disclosure Schedule 5.10(f). Such annual benefit shall be paid to each such executive officer, and to his or her beneficiary in the event of his or her death, pursuant to the applicable provisions of the Summit Supplemental Retirement Plan in effect on the Bank Merger Effective Date. The Summit Supplemental Executive Retirement Plan shall be amended, prior to the Bank Merger Effective Date, to comply with Section 409A of the IRC, provided however, that any such amendment that would alter the time or form of benefit payments, must be approved in advance by Investors.

(g) Investors and Summit Savings shall honor all obligations under the Summit Federal Savings Bank Directors Retirement Plan, a copy of which plan is attached to Summit Disclosure Schedule 5.10(g). Each Director currently participating in the Summit Federal Savings Bank Directors Retirement Plan (except for Mr. Cosgrove) shall receive an annual benefit equal to the amount, and at the time, set forth in Summit Disclosure Schedule 5.10(g). Directors Emeritus do not qualify for benefits under the Summit Federal Savings Bank Directors Retirement Plan. Such annual benefit shall be paid to each Director, and to his or her beneficiary in the event of his or her death, pursuant to the applicable provisions of the Directors Retirement Plan in effect on the Bank Merger Effective Date.

(h) The President of Summit Savings shall be entitled to select employees of Summit Savings, other than the President, whose continued employment through the date that is 30 days following the Bank Merger Effective Date shall be deemed to be necessary by the President of Summit Savings for the continued successful operation of the business of Summit Savings through the Bank Merger Effective Date and for the transition period immediately thereafter. Those Summit Savings employees selected by the President of Summit Savings shall be entitled to share in a retention bonus, the aggregate amount of which shall not exceed $476,396 and the maximum amount to any one individual shall not exceed $50,000.

(i) Until the Bank Merger Effective Date, Summit shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the IRC and Sections 601 through 609 of ERISA (“COBRA”) with respect to each Summit Savings qualifying beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) before the Bank Merger Effective Date. Investors shall be liable for (i) all obligations for continued health coverage under COBRA with respect to each Summit Savings qualified beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) from and after the Bank Merger Effective Date, and (ii) for continued health coverage under COBRA from and after the Bank Merger Effective Date for each Summit Savings qualified beneficiary who incurs a qualifying event before the Bank Merger Effective Date.

Section 5.11 Duty to Advise; Duty to Update the Investors Disclosure Schedules

Investors shall promptly advise Summit of any change or event having a Material Adverse Effect on Investors or which Investors believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Investors shall update the Investors Disclosure Schedules as promptly as practicable after the occurrence of an event or fact that, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Investors Disclosure Schedules. The delivery of such updated Investors Disclosure Schedule shall not relieve Investors from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 6.02(c) hereof.

Section 5.12 Summit Savings Branches.

It is the intention of Investors Bank to retain all Summit Savings branches following the Mergers, with a view toward increasing customer access and improving the quality of service.

ARTICLE VI
CONDITIONS

Section 6.01 Conditions to the Obligations of Both Parties Under this Agreement

The respective obligations of each Party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

(a) Injunctions. None of the Parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Regulatory Authority, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement;

(b) Regulatory Approvals. . The Mergers shall have received all required approvals of Regulatory Authorities, and all notice and waiting periods required thereunder shall have expired or been terminated;

(c) Approval of the Members of Summit MHC. This Agreement and the transactions contemplated hereby, shall have been approved, to the extent required by the Regulatory Authorities, by the members of Summit MHC by such vote as is required;

(d) Tax Opinion. On the basis of facts, representation and assumptions which shall be consistent with the state of facts existing at the Closing Date, the Parties shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C. substantially to the effect that, for Federal income tax purposes each of the Mergers when consummated in accordance with the terms hereof, either will constitute a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code, and there will be no adverse tax consequences to the Parties or their depositors or stockholders;

Section 6.02 Conditions to the Obligations of Summit Under this Agreement

The obligations of Summit under this Agreement shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Summit pursuant to Section 8.03 hereof:

(a) Corporate Proceedings. All action required to be taken by, or on the part of, Investors to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, shall have been duly and validly taken by Investors, and Summit shall have received certified copies of the resolutions evidencing such authorizations;

(b) Covenants. The obligations and covenants of Investors required by this Agreement to be performed by Investors at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

(c) Representations and Warranties. Each of the representations and warranties of Investors in this Agreement which is qualified as to materiality shall be true and correct, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date;

(d) Approvals of Regulatory Authorities. The Mergers shall have received all required approvals of Regulatory Authorities without the imposition of any condition requiring a material change in Sections 2.01(b), 2.03 or 5.10 of this Agreement;

(e) No Material Adverse Effect. Since December 31, 2006, there shall not have occurred any Material Adverse Effect with respect to Investors Bancorp;

(f) Officer’s Certificate. Investors shall have delivered to Summit Savings a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 6.02 have been satisfied, to the best knowledge of the officer executing the same;

Section 6.03 Conditions to the Obligations of Investors Under this Agreement

The obligations of Investors hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Investors pursuant to Section 8.03 hereof:

(a) Corporate Proceedings. All action required to be taken by, or on the part of, Summit to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, shall have been duly and validly taken by Summit and Investors shall have received certified copies of the resolutions evidencing such authorizations;

(b) Covenants. The obligations and covenants of Summit required by this Agreement to be performed at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

(c) Representations and Warranties. Each of the representations and warranties of Summit in this Agreement which is qualified as to materiality shall be true and correct, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date.

(d) Approvals of Regulatory Authorities. The Merger shall have received all required approvals of Regulatory Authorities without the imposition of any conditions adversely affecting in a material respect the economic benefit Investors reasonably expects to accrue in the transaction, excluding standard conditions that are normally imposed by the Regulatory Authorities in merger transactions;

(e) No Material Adverse Effect. Since December 31, 2006, there shall not have occurred any Material Adverse Effect with respect to Summit MHC, Summit Bankshares and/or Summit Savings; and

(f) Officer’s Certificate. Summit shall have delivered to Investors a certificate, dated the Closing Date and signed, without personal liability, by the chairman of the board or president of each, to the effect that the conditions set forth in subsections (a) through (e) of this Section 6.03 have been satisfied, to the best knowledge of the officer executing the same.

ARTICLE VII
TERMINATION, WAIVER AND AMENDMENT

Section 7.01 Termination

This Agreement may be terminated on or at any time prior to the Closing Date:

(a) By the mutual written consent of the parties hereto;

(b) By either Investors, or Summit acting individually:

(i) if there shall have been a material breach of any representation, warranty, covenant or other obligation of the other party and the breach cannot be, or shall not have been, remedied within thirty (30) days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied;

(ii) if the Closing Date shall not have occurred on or before June 30, 2008, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its obligations set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; provided, however, the parties shall in good faith agree to extend such deadline for a period of an additional sixty (60) days thereafter in the event that such parties determine that it is reasonably likely that such Closing Date will in fact occur during such extension period.

(iii) if either party has been informed in writing by a Regulatory Authority whose approval or consent has been requested that such approval or consent is denied, or is granted subject to any change that adversely affects in a material respect the economic benefit that either Party reasonably expects to accrue in the transactions unless the failure of such occurrence shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party on or before the Closing Date; and

(iv) if any approval of the members of Summit MHC required for the consummation of the Mergers shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of members, or at any adjournment or postponement thereof.

Section 7.02 Effect of Termination

Except as otherwise provided in this Agreement, if this Agreement is terminated pursuant to Section 7.01 hereof, this Agreement shall forthwith become void (other than the confidentiality provisions of Section 5.02(a) and Sections 8.01, 8.02, 8.04, 8.06, 8.10 and 8.11 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Investors or Summit to the other, except that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Expenses

Except as provided herein, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

Section 8.02 Non-Survival of Representations and Warranties

All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate on the Closing Date, other than those covenants set forth in Sections 2.03, 5.05 and 5.10, which will survive the Merger.

Section 8.03 Amendment, Extension and Waiver

Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed by duly authorized officers on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.04 Entire Agreement; No Third Party Beneficiaries

(a) Except as set forth in this Agreement, this Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. Except as set forth in this Agreement, this Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter.

(b) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the Parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than as otherwise provided pursuant to Sections 2.03, 5.05 and 5.10(d)-(h).

Section 8.05 No Assignment

Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

Section 8.06 Notices

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

(a) If to Investors to:

Investors Bancorp, Inc.
101 JFK Parkway
Short Hills, New Jersey 07078
Attn: Robert M. Cashill
President and CEO
Fax: (973) 924-5192

with a copy to:

Luse Gorman Pomerenk & Schick
5335 Wisconsin Avenue, NW
Washington, DC 20016
Attn:       John J. Gorman, Esq.
Eric Luse, Esq.
Fax: (202) 362-2902

(b) If to Summit to:

Summit Federal Bankshares, Inc.
393 Springfield Avenue
Summit, New Jersey 07901
Attn: William V. Cosgrove
President and Chief Executive Officer
Fax: (908) 273-3209

with a copy to:

McCarter & English, LLP
Four Gateway Center
100 Mulberry Street
Newark, New Jersey 07102
Attn: Michael M. Horn, Esq.
Fax: (973) 624-7070

Section 8.07 Captions

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 8.08 Counterparts

This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 8.09 Severability

If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law. If however, any provision of this Agreement is held invalid by a court of competent jurisdiction, then the parties hereto shall in good faith amend this Agreement to include an alternative provision that accomplishes a result that is as substantially similar to the result originally intended as possible.

Section 8.10 Governing Law

This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the State of Delaware, the state of incorporation of Investors Bancorp, except to the extent that Federal law shall be deemed to preempt such State law.

Section 8.11 Specific Performance

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.11 Interpretation

The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

INVESTORS SAVINGS BANK

/s/ Robert M. Cashill
By: Robert M. Cashill, President

INVESTORS BANCORP, INC.

/s/ Robert M. Cashill
By: Robert M. Cashill, President

INVESTORS BANCORP, MHC

/s/ Robert M. Cashill
By: Robert M. Cashill, President

SUMMIT FEDERAL SAVINGS BANK

/s/ William V. Cosgrove
By: William V. Cosgrove, President

SUMMIT FEDERAL BANKSHARES, INC.

/s/ William V. Cosgrove
By: William V. Cosgrove, President

SUMMIT FEDERAL BANKSHARES, MHC

/s/ William V. Cosgrove
By: William V. Cosgrove, President